Exhibit 99.2

FINANCIAL STATEMENTS

MIDCONTINENT EXPRESS
PIPELINE LLC

DECEMBER 31, 2009 and 2008

Report of Independent Auditors

To the Management Committee and Members of Midcontinent Express Pipeline LLC:

In our opinion, the accompanying balance sheets and the related statements of income, of comprehensive income, of members' equity and of cash flows present fairly, in all material respects, the financial position of Midcontinent Express Pipeline LLC (the "Company") at December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 1, 2010

MIDCONTINENT EXPRESS PIPELINE LLC
STATEMENTS OF INCOME
(in thousands)

	Year Ended December 31,
	2009	2008
Revenues
Transportation services	$98,593	$-

Operating Costs and Expenses
Cost of sales and transportation services	9,139	-
Operations and maintenance	2,229	-
Depreciation and amortization	33,398	-
General and administrative	1,959	-
Taxes, other than income taxes	4,092	-
Total Operating Costs and Expenses	50,817	-

Operating Income	47,776	-

Other Income (Expense)
Other income	194	-
Allowance for funds used during construction	7,982	15,203
Interest expense, net	(26,702)	(14,145)
Total Other Income (Expense)	(18,526)	1,058

Net Income to Members	$29,250	$1,058

The accompanying notes are an integral part of these financial statements.

MIDCONTINENT EXPRESS PIPELINE LLC
STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Year Ended December 31,
	2009	2008

Net Income to Members	$29,250	$1,058

Other Comprehensive Loss
Change in fair value of derivatives utilized for hedging purposes	(1,268)	-
Reclassification of change in fair value of derivatives to net income	-	-
Total Other Comprehensive Loss	(1,268)	-

Comprehensive Income	$27,982	$1,058

The accompanying notes are an integral part of these financial statements.

MIDCONTINENT EXPRESS PIPELINE LLC
BALANCE SHEETS
(in thousands)

	December 31,
	2009	2008
ASSETS

Current Assets
Cash and cash equivalents	$4	$4,714
Restricted deposits	201	201
Accounts receivable	18,918	482
Prepayments	220	-
Gas imbalances	1,792	-
Total Current Assets	21,135	5,397

Property, Plant and Equipment, Net	2,199,018	993,148
Unamortized Debt Expense	5,933	-
Deferred Charges and Other Assets	3,223	-
Total Assets	$2,229,309	$998,545

LIABILITIES AND MEMBERS’ EQUITY

Current Liabilities
Notes payable	$29,486	$837,464
Cash book overdrafts	1,705	4,052
Accounts payable	5,131	25
Accrual for construction	50,003	153,888
Gas imbalances	3,328	-
Accrued interest	13,656	3,116
Other	987	-
Total Current Liabilities	104,296	998,545

Long-term Liabilities and Deferred Credits
Long-term debt	798,836	-
Other long term liabilities and deferred credits	1,569	-
Total Long-term Liabilities and Deferred Credits	800,405	-

Commitments and Contingencies (Notes 5 and 7)

Members’ Equity
Members’ capital	1,325,876	-
Accumulated other comprehensive loss	(1,268)	-
Total Members’ Equity	1,324,608	-

Total Liabilities and Members’ Equity	$2,229,309	$998,545

The accompanying notes are an integral part of these financial statements.

MIDCONTINENT EXPRESS PIPELINE LLC
STATEMENTS OF MEMBERS’ EQUITY
(in thousands)
	Year Ended December 31, 2009
	Total	Kinder Morgan Operating Limited Partnership “A”	ETC Midcontinent Express Pipeline, L.L.C.
Members’ Equity
Beginning balance	$-	$-	$-
Net income to Members	29,250	14,625	14,625
Contributions by Members	1,329,000	664,500	664,500
Distributions to Members	(32,374)	(16,187)	(16,187)
Ending balance	1,325,876	662,938	662,938
Accumulated Other Comprehensive Loss
Beginning balance	-	-	-
Change in fair value of derivatives used for hedging purposes	(1,268)	(634)	(634)
Reclassification of change in fair value of derivatives to net income	-	-	-
Ending balance	(1,268)	(634)	(634)
Total Members’ Equity	$1,324,608	$662,304	$662,304

	Year Ended December 31, 2008
	Total	Kinder Morgan Operating Limited Partnership “A”	ETC Midcontinent Express Pipeline, L.L.C.
Members’ Equity
Beginning balance	$126,009	$63,004	$63,005
Net income accumulated during the development stage	1,058	529	529
Contributions by Members	55,000	27,500	27,500
Distributions to Members	(182,067)	(91,033)	(91,034)
Total Members’ Equity	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

MIDCONTINENT EXPRESS PIPELINE LLC
STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2009	2008
Cash Flows from Operating Activities
Net income to Members	$29,250	$1,058
Adjustments to reconcile net income to net cash flows from operating activities
Depreciation and amortization	33,398	-
Amortization of debt expense and treasury lock	346	-
Allowance for funds used during construction	-	(904)
Settlement of treasury lock	(1,316)	-
Changes in components of working capital
Accounts receivable	(18,436)	(481)
Prepayments	(220)	-
Accounts payable	5,106	(514)
Gas imbalances	(1,576)	-
Accrued interest	10,540	2,872
Other current liabilities	987	-
Other, net	1,458	-
Net Cash Flows Provided by Operating Activities	59,537	2,031

Cash Flows from Investing Activities
Capital expenditures	(1,343,153)	(740,673)
Investment in restricted deposits	-	(201)
Net Cash Flows Used in Investing Activities	(1,343,153)	(740,874)

Cash Flows from Financing Activities
Issuance of debt	1,958,007	902,579
Payment of debt	(1,967,149)	(65,115)
Contributions from Members	1,329,000	55,000
Distributions to Members	(32,374)	(182,067)
Debt issue costs	(6,231)	(2,303)
Cash book overdrafts	(2,347)	1,546
Net Cash Flows Provided by Financing Activities	1,278,906	709,640

Net Decrease in Cash and Cash Equivalents	(4,710)	(29,203)
Cash and Cash Equivalents at beginning of period	4,714	33,917
Cash and Cash Equivalents at end of period	$4	$4,714

Noncash Investing Activities
Increase in the accrual for construction costs	$-	$146,385

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest (net of capitalized interest)	$5,749	$-

The accompanying notes are an integral part of these financial statements.

MIDCONTINENT EXPRESS PIPELINE LLC
NOTES TO FINANCIAL STATEMENTS

1.  General

Midcontinent Express Pipeline LLC (“Midcontinent Express”), a Delaware limited liability company formed on March 1, 2007, is owned 50% by Kinder Morgan Operating Limited Partnership “A” (“KMOLPA”), a subsidiary of Kinder Morgan Energy Partners, L.P. (“Kinder Morgan Energy Partners”), and 50% by ETC Midcontinent Express Pipeline, L.L.C. (“ETC Midcontinent Express”), a wholly owned subsidiary of Energy Transfer Partners, L.P., (the “Members”). Midcontinent Express was formed to construct the 504-mile Midcontinent Express Pipeline. The Midcontinent Express Pipeline is a long-haul, firm natural gas transportation pipeline with takeaway capacity, either directly or indirectly, from natural gas producing regions located in Texas, Oklahoma and Arkansas. The pipeline provides the capability to transport natural gas supplies to major pipeline interconnects along its route, which originates near Bennington, Oklahoma and traverses east through Texas, Louisiana and Mississippi to its terminus at Transcontinental Gas Pipe Line Corporation’s Station 85 near Butler, Alabama. The Midcontinent Express Pipeline has an initial capacity of up to 1.5 billion cubic feet (“Bcf”) per day with a planned expansion that will increase the main segment of the pipeline’s capacity to 1.8 Bcf per day, subject to regulatory approval, at a total capital cost of approximately $2.3 billion. Interim service commenced for Zone 1 on April 10, 2009 with deliveries to Natural Gas Pipeline Company of America LLC. Service to all Zone 1 delivery points occurred by May 21, 2009. Zone 2 was placed in-service on August 1, 2009.

2.  Summary of Significant Accounting Policies

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”)  requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from these estimates. Certain prior year amounts have been reclassified to conform to the current presentation. Prior to its in-service date, Midcontinent Express was reported as a development stage enterprise. Subsequent events have been evaluated, which are events or transactions that occurred after December 31, 2009 through the issuance of the accompanying financial statements on March 1, 2010.

In June 2009, the Financial Accounting Standards Board (“FASB”) voted to approve its Accounting Standards Codification (“Codification”) as the single source of Generally Accepted Accounting Principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities. The Codification became effective for Midcontinent Express on September 30, 2009. The adoption of the Codification did not have any direct effect on Midcontinent Express’ financial statements; however, it does affect the way Midcontinent Express references GAAP in its financial statements and in its accounting policies. For more information on Accounting Standards Updates (“ASU”) and other recent accounting pronouncements relevant to Midcontinent Express, see Note 11.

Cash Equivalents

Midcontinent Express defines cash equivalents as all highly liquid short-term investments with original maturities of three months or less.

Restricted Deposits

Restricted deposits consist of restricted funds on deposit with escrow agents in support of Midcontinent Express’ operations.

Accounting for Regulatory Activities

Midcontinent Express' regulated activities are accounted for in accordance with the “Regulated Operations” Topic of the Codification.  This Topic prescribes the circumstances in which the application of GAAP is affected by the economic effects of regulation. Regulatory assets and liabilities represent probable future revenues or expenses to Midcontinent Express associated with certain charges and credits that will be recovered from or refunded to customers through the ratemaking process.

The earnings of Midcontinent Express were not impacted by revenues and expenses during the construction or interim phase period as the Federal Energy Regulatory Commission’s (“FERC”) regulatory accounting provisions required the capitalization of revenues and expenses until the Zone 1 was completed and in full service on May 21, 2009.

Gas Imbalances

Gas imbalances receivable and payable reflect gas volumes owed to Midcontinent Express from its customers or by Midcontinent Express to its customers. Gas imbalances represent the difference between customer nominated versus actual gas receipts from and gas deliveries to interconnecting pipelines under various Operational Balancing Agreements. Gas imbalances are settled in cash or made up in-kind subject to the terms of the various agreements and are valued at the December  2009 average monthly index price of $5.124 per MMbtu.

Property, Plant and Equipment

Property, plant and equipment is stated at historical cost, which for constructed plant includes indirect costs such as allowance for funds used during construction, payroll taxes, fringe benefits, administrative and general costs. Expenditures that increase capacities, improve efficiencies or extend useful lives are capitalized. Routine maintenance, repairs and renewal costs are expensed as incurred. The cost of normal retirements of depreciable utility property, plant and equipment, plus the cost of removal less salvage, is recorded in accumulated depreciation with no effect on current period earnings. Gains or losses are recognized upon retirement of utility property, plant and equipment constituting an operating unit or system, and land, when sold or abandoned.

Midcontinent Express maintains natural gas in its pipeline which serves the function of maintaining the necessary pressure to allow efficient transmission of natural gas. This component of natural gas in the pipeline is generally known as “line pack.” Line pack is capitalized and depreciated over the estimated useful life of the pipeline. Midcontinent Express capitalized $3.6 million as line pack during the year ended December 31, 2009.

Midcontinent Express reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss results when the estimated undiscounted future net cash flows expected to result from the asset’s use and its eventual disposition are less than its carrying amount.

Depreciation, Depletion and Amortization

Depreciation is computed based on the straight-line method over the estimated useful lives of property, plant and equipment. The annual rate of depreciation is 3.0%.

Allowance For Funds Used During Construction

Included in the cost of Property, Plant and Equipment, Net is an allowance for funds used during construction (“AFUDC”). AFUDC represents the estimated cost of debt, from borrowed funds, or the estimated cost of capital, from equity funds, during the construction period. Total AFUDC of approximately $8.0 and  $14.3 million on borrowed funds was capitalized during the years ended December 31, 2009 and 2008, respectively. During the year ended December 31, 2009 no equity funds were capitalized. During the year ended December 31, 2008, $0.9 million of equity funds were capitalized.

Revenue Recognition

Midcontinent Express recognizes revenues as services are rendered or goods are delivered and, if applicable, title has passed. Midcontinent Express provides various types of natural gas transportation services to its customers in which the natural gas remains the property of these customers at all times. In many cases (generally described as "firm service"), the customer pays a two-part rate that includes (i) a fixed-fee reserving the right to transport natural gas in Midcontinent Express’ facilities and (ii) a per-unit rate for volumes actually transported. The fixed-fee component of the overall rate is recognized as revenue in the period the service is provided. The per-unit charge is recognized as revenue when the volumes are delivered to the customers’ agreed upon delivery point. In other cases (generally described as "interruptible service"), there is no fixed-fee associated with the services because the customer accepts the possibility that service may be interrupted at Midcontinent Express’ discretion in order to serve customers who have purchased firm service. In the case of interruptible service, revenue is recognized in the same manner utilized for the per-unit rate for volumes actually transported under firm service agreements. In addition to the “firm” and “interruptible” transportation services, Midcontinent Express also provides natural gas park and loan services to assist customers in managing short-term gas surpluses or deficits. Revenues are recognized based on the terms negotiated under these contracts.

Debt Issuance Costs

Generally, debt issuance costs are amortized utilizing the straight-line-method, which approximates the effective interest rate method, over the life of the debt. Debt issuance costs associated with the $1.4 billion revolving credit facility, subsequently reduced to a $255.4 million credit facility (see Note 5), were amortized over the construction period. The amounts amortized prior to the in-service date of August 1, 2009 have been capitalized as part of AFUDC and included in Property, Plant and Equipment, Net.

Environmental Matters

Midcontinent Express expenses or capitalizes, as appropriate, environmental expenditures that relate to current operations. Midcontinent Express expenses amounts that relate to an existing condition caused by past operations that do not contribute to current or future revenue generation. Midcontinent Express does not discount environmental liabilities to a net present value, and records environmental liabilities when environmental assessments and/or remedial efforts are probable and costs can be reasonably estimated. Generally, recording of these accruals coincides with the completion of a feasibility study or a commitment to a formal plan of action.

Income Taxes

Midcontinent Express is a limited liability company that has elected to be treated as a partnership for income tax purposes. Accordingly, no provision for federal or state income taxes has been recorded in the financial statements of Midcontinent Express and the tax effects of Midcontinent Express’ activities accrue to its Members.

3.  Property, Plant and Equipment

The $1,205.9 million net increase in Property, Plant and Equipment, Net during 2009 consists mainly of (i) $1,335.2 million in cash purchases of property, plant and equipment and (ii) $8.0 million of allowance for funds used during construction partially offset by (iii) a decrease in the accrual for construction costs of $103.9 million and (v) $33.4 million of accumulated depreciation, depletion and amortization.

Investments in Property Plant and Equipment, Net are as follows:

	At December 31,
	2009	2008
	(In millions)
Natural gas pipelines	$2,145.5	$-
General and other	0.7	-
Accumulated depreciation, depletion and amortization	(33.4)	-
	2,112.8	-
Construction work in progress	86.2	993.1
Total Property, Plant and Equipment, Net	$2,199.0	$993.1

4.  Members’ Equity

During the years ended December 31, 2009 and 2008, Midcontinent Express received Member contributions of $1,329.0 million and $55.0 million, respectively, that were used to finance construction. During the years ended December 31, 2009 and 2008, Midcontinent made distributions totaling approximately $32.4 million and $182.1 million, respectively.

In January 2010, Midcontinent Express paid a quarterly distribution of $15.1 million for the three month period ended December 31, 2009 to its Members.

5.  Financing

Notes Payable

At December 31, 2009, Midcontinent Express had available, a $255.4 million, three-year, unsecured revolving credit facility that was entered into on February 29, 2008, amended in 2009  and is due February 28, 2011. The facility was amended during the fourth quarter of 2009 to reduce the available borrowing capacity from $1.4 billion to $255.4 million upon the completion of the long-term debt offering discussed below and to remove Lehman Brothers Bank, FSB as a lender.

The facility is with a syndicate of financial institutions with The Royal Bank of Scotland plc as the administrative agent. Short-term borrowings under the credit agreement are used to finance the construction of the Midcontinent Express Pipeline system and to pay related expenses. Borrowings under the Midcontinent Express credit facility are generally comprised of underlying notes issued with terms not to exceed 90 days. Pursuant to certain guaranty agreements, each of the two Member owners of Midcontinent Express Pipeline LLC have agreed to guarantee, severally in the same proportion as their percentage ownership of the Member interests in Midcontinent Express Pipeline. Interest on borrowings against Midcontinent Express’ credit facility accrue at its option at a floating rate equal to either (i) the Prime Rate (but not less than the Federal Funds Rate, plus 0.5%); or (ii) LIBOR, plus a margin, which varies depending upon the credit ratings of the Members’ long-term senior unsecured debt. As of December 31, 2009, Midcontinent Express had outstanding $29.5 million at a weighted-average interest rate of 3.25% under its revolving credit facility. During the year ended December 31, 2009, Midcontinent Express had average borrowings outstanding of $833.2 million with a weighted-average interest rate of 1.55%.

Additionally, the revolving credit facility can be used for the issuance of letters of credit to support the construction of the Midcontinent Express Pipeline, and as of December 31, 2009, a letter of credit having a face amount of $33.3 million was issued under the credit facility. The credit agreement provides for customary commitment fees and letter of credit fees under the revolving credit facility. Based on Members correct credit ratings, as defined in the credit agreement, Midcontinent Express’ facility fee was 10.75 basis points.

The $255.4 million credit facility includes the following restrictive covenants:
•	Certain limitations on indebtedness, including capital lease obligations in excess of $20 million;
•	Certain limitations on entering into mergers, consolidations, sales of assets and investments; and
•	Limitations on granting liens.

The following constitute events of default under the credit facility, subject to certain cure periods:
•	Nonpayment of interest, principal or fees;
•
Failure to make required payments under other agreements  or adverse judgments that exceed $25 million with respect to Midcontinent Express or $75 million with respect to Kinder Morgan Energy Partners, L.P. or Energy Transfer Partners, L.P.; and

•	Voluntary or involuntary bankruptcy or liquidation.

On September 16, 2009, Midcontinent Express completed a private offering of senior notes.  It issued an aggregate of $800 million in principal amount of fixed rate senior notes under an indenture between itself and U.S. Bank National Association, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act of 1933, but instead was subject to the requirements of Rule 144A under the Act.  Midcontinent Express received net proceeds of $793.9 million from this offering, after deducting the initial purchasers’ discount and estimated offering expenses, and the net proceeds from the sale of the notes were used to repay borrowings under its revolving credit facility.

The indenture provided for the issuance of two separate series of notes, as follows (i) $350 million in principal amount of 5.45% senior notes due September 15, 2014; and (ii) $450 million in principal amount of 6.70% senior notes due September 15, 2019.  Interest on the notes will be paid semiannually on March 15 and September 15 of each year, commencing on March 15, 2010.  All payments of principal and interest in respect of the notes are the sole obligation of Midcontinent Express.  Noteholders will have no recourse against Kinder Morgan Energy Partners, Energy Transfer Partners, or against any of their respective officers, directors, employees, Members, managers, unitholders or affiliates for any failure by Midcontinent Express to perform or comply with its obligations pursuant to the notes or the indenture.

In anticipation of the offering, Midcontinent Express entered into interest rate lock transactions with a notional amount of $150 million and $250 million intended to hedge against movements in five-year and ten-year Treasury rates between the time at which the decision was made to issue the debt and the pricing of the securities. At the time the debt was issued, Midcontinent Express terminated the interest rate lock agreements and settled the transactions in cash.  The interest rate locks were determined to be effective cash flow hedges and at termination the $1.3 million settlement cost was recorded as a loss in accumulated other comprehensive loss.  The loss recorded in accumulated other comprehensive loss will be reclassified to earnings as a component of interest expense over the term of the related debt.

Fair Value of Financial Instruments

Fair value as used in the disclosure of financial instruments represents the amount at which an instrument could be exchanged in a current transaction between willing parties.  As of each reporting date, the estimated fair value of our outstanding publicly-traded debt is based upon quoted market prices, if available, and for all other debt, fair value is based upon prevailing interest rates currently available to us.  In addition, we adjust (discount) the fair value measurement of our long-term debt for the effect of credit risk.

The estimated fair value of Midcontinent Express’ outstanding debt balance as of December 31, 2009 is $652.8 million. The estimated fair value of Midcontinent Express’ outstanding debt balance as of December 31, 2008 approximates the carrying value of the debt since all of the debt is short term.

6.  Related Party Transactions

Midcontinent Express has an operating agreement with Kinder Morgan NatGas Operator LLC, a subsidiary of Kinder Morgan Energy Partners, L.P. under which Kinder Morgan NatGas Operator LLC provides and bills Midcontinent Express for various services including information technology services, employee health and life benefits, and insurance for property and casualty risks, at cost. In addition, an overhead fee can be charged by Kinder Morgan NatGas Operator LLC to Midcontinent Express up to a cumulative maximum of $14.7 million during the construction period of the Pipeline. Midcontinent Express was charged overhead fees of $5.1 million and $6.9 million in the years ended December 31, 2009 and 2008, respectively.

Midcontinent Express’ policy is to settle receivable and payable balances that exist with affiliates in the following month.

Balances with affiliated companies are included in the accompanying Balance Sheets as follows (in millions):

	December 31, 2009	December 31, 2008

Current Assets: Accounts receivable	$-	$0.5
Current Liabilities: Accounts payable	$0.5	$-

7.  Commitments And Contingent Liabilities

Leases

Expenses incurred under operating leases were $9.1 million for  the year ended December 31, 2009. There was no rent expense under operating leases in the year ended December 31, 2008. Future minimum commitments under major operating leases as of December 31, 2009 are as follows (in millions):

Year	Total
2010	$15.5
2011	15.5
2012	15.5
2013	15.5
2014	15.5
Thereafter	65.7
Total	$143.2

The amounts of future minimum rental commitments as of December 31, 2009 are principally attributable to a 10-year capacity lease agreement entered into on December 11, 2006 (commencing on April 1, 2009) with Enogex Inc. (“Enogex”). The capacity lease provides the right to transport on a firm basis, 272,000 Dth of natural gas per day through Enogex’s system from an existing point of interconnection with the interstate natural gas pipeline system of Natural Gas Pipeline Company of America (“Natural”), at the Washita receipt point, West Pool, and East Pool to a proposed point of interconnection with the Midcontinent Express system in the vicinity of Bennington, Oklahoma.

Capital Expenditures Budget

Approximately $70.8 million had been committed for purchases of property, plant and equipment at December 31, 2009. These expenditures will be funded by the credit facility and by Member contributions. In general, contracts signed for purchases of property, plant and equipment have clauses that allow Midcontinent Express to terminate its commitment for specific cause. Currently, no such actions are anticipated regarding the construction of the Midcontinent Express Pipeline system.

8.  Major Customers

During the year ended December 31, 2009, Midcontinent Express had revenues from three non-affiliated customers of approximately $69.5 million.  Transportation to each of these three customers were over 10% of Midcontinent Express’ total revenues for the period.

9.  Regulatory Matters

There are currently no proceedings challenging the rates of Midcontinent Express. Regulators, as well as shippers on Midcontinent Express, do have rights, under circumstances prescribed by applicable regulations, to challenge the rates Midcontinent Express charges. Midcontinent Express can provide no assurance that it will not face challenges to the rates it charges in the future. Any successful challenge could adversely affect in a material way Midcontinent Express’ future earnings and cash flows

Midcontinent Express FERC Filings – Docket Nos. CP08-6-000 and CP09-56-000

On April 10, 2009, Midcontinent Express placed Zone 1 of the Midcontinent Express natural gas pipeline system into interim service.  Zone 1 extends from Bennington, Oklahoma to the interconnect with Columbia Gulf Transmission Company in Madison Parish, Louisiana.  It has a design capacity of approximately 1.5 billion cubic feet per day.  Zone 2 extends from the Columbia Gulf interconnect to the terminus of the system in Choctaw County, Alabama.  It has a design capacity of approximately 1.2 billion cubic feet per day. On August 1, 2009, construction of the initial phase of the pipeline was completed and 1.4 Bcf/day in Zone 1 and 1.0 Bcf in Zone 2 was placed into service. In an order issued September 17, 2009, the FERC approved Midcontinent Express’ (i) amendment to move one compressor station in Mississippi and modify the facilities at another station in Texas (both stations were among the facilities certificated in the July 2008 Order authorizing the system’s construction) and (ii) application to expand the capacity in Zone 1 to 1.8 billion cubic feet per day (this expansion is expected to be completed in December 2010).

First Annual Fuel Tracking Filing – Docket No. RP10-107

On October 30, 2009, Midcontinent Express made its first annual filing to revise its fuel reimbursement percentages for its Zone 1, Zone 2, booster compression fuel, and system wide unaccounted for gas reimbursement percentages applicable to its shippers.  In this filing, Midcontinent Express proposed a 0.501% rate for Zone 1 and a 0.138% rate for Zone 2, which represent a decrease of 0.039% in Zone 1 and a decrease of 0.002% in Zone 2.  Also, Midcontinent Express proposed a 0.124% rate for its system wide unaccounted for gas and a booster compression fuel rate of 0.681%, which represent a decrease of 0.026% for the unaccounted for gas reimbursement percentage and a decrease of 0.019% for the booster compression fuel.  The filing was effective December 1, 2009.

Midcontinent Express Construction Incident

On July 15, 2009, a Midcontinent Express contractor and subcontractor were conducting a nitrogen pressure test on facilities at a Midcontinent Express delivery meter station that was under construction in Smith County, Mississippi.  An unexpected release occurred during testing, resulting in one fatality and injuries to four other employees of the contractor or subcontractor.  The United States Occupational Safety and Health Administration (“OSHA”) completed their investigation.  Midcontinent Express was not cited for any violations by OSHA.

10.  Environmental Matters

Midcontinent Express is subject to a variety of federal, state and local laws that regulate permitted activities relating to air and water quality, waste disposal, and other environmental matters. Midcontinent Express believes that compliance with these laws will not have a material adverse impact on its business, cash flows, financial position or results of operations. However, there can be no assurances that future events, such as changes in existing laws, the promulgation of new laws, or the development of new facts or conditions will not cause Midcontinent Express to incur significant costs.

11.  Recent Accounting Pronouncements

In August 2009, the FASB issued ASU No. 2009-05, “Measuring Liabilities at Fair Value.”  This ASU amends the “Fair Value Measurements and Disclosures” Topic of the Codification to provide further guidance on how to measure the fair value of a liability.  ASU No. 2009-05 was effective for the first reporting period beginning after issuance (September 30, 2009 for Midcontinent Express), and the adoption of this ASU did not have a material impact on Midcontinent Express’ financial statements.